Exhibit 23.1

Board of Directors and Shareholders of
 Sunburst Acquisitions V, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your reference of our audit report dated February 27, 2018 on the financial statements as of December 31, 2016 and 2015, and for the years then ended for Sunburst Acquisitions V, Inc. that are incorporated in the Company's registration statement on Form S-1.  We also consent to your reference of our review report dated February 27, 2018 on the financial statements as of September 30, 2017, and for the nine-months ended September 30, 2017 and 2016 for Sunburst Acquisitions V, Inc. that are incorporated in the Company's registration statement on Form S-1.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 16, 2018	Certified Public Accountants